Exhibit 99.1

NEWFIELD EXPLORATION REPORTS THIRD QUARTER 2006 RESULTS

FOR IMMEDIATE RELEASE

Houston - (October 25, 2006) - Newfield Exploration Company (NYSE:NFX) today announced financial and operating results for the third quarter of 2006. A conference call to discuss the results is planned for 8:30 a.m. (CDT), Thursday, October 26. To participate in the call, dial 719-457-2657. A listen-only broadcast also will be provided over the Internet. Simply go to the Investor Relations section at http://www.newfield.com.

For the third quarter of 2006, Newfield reported net income of $266 million, or $2.06 per diluted share (all per share amounts are on a diluted basis). Earnings for the quarter reflect the following items:

•
commodity derivative income of $209 million ($135 million after-tax), or $1.05 per share, associated with unrealized changes in the fair market value of open derivative contracts that are not designated for hedge accounting;

•
a $34 million credit to lease operating expense ($22 million after-tax), or $0.17 per share, resulting from the difference between the proceeds received in the third quarter of 2006 from the settlement of all of our insurance claims related to Hurricanes Katrina and Rita and our actual hurricane related expenses incurred to date; and

•	a $6 million ceiling test writedown, or $0.05 per share, associated with ceasing our exploration efforts in Brazil.

Without the effects of the above items, net income for the quarter would have been $115 million, or $0.89 per share.

Revenues in the third quarter of 2006 were $425 million. Net cash provided by operating activities before changes in operating assets and liabilities was $367 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures.”

By comparison, Newfield reported a net loss of $0.2 million in the third quarter of 2005. The loss for this period reflected the following items:

•
a $205 million charge ($133 million after tax), or $1.04 per share, associated with unrealized changes in the fair market value of open derivative contracts that are not designated for hedge accounting; and

•	a $7 million gain ($5 million after-tax), or $0.04 per share on the sale of the Enserch Garden Banks floating production facility (EGB).

Without the effects of these items, net income for the third quarter of 2005 would have been $128 million, or $1.00 per share. Revenues for the third quarter of 2005 were $460 million. Net cash provided by operating activities before changes in operating assets and liabilities was $296 million. See Explanation and Reconciliation of Non-GAAP Financial Measures.

Newfield’s production in the third quarter of 2006 was 62.6 Bcfe, an increase of 6% compared to the third quarter of 2005. The following tables detail production and average realized prices for the third quarters of 2006 and 2005.

Quarterly Production (A)	3Q06	3Q05	% Change
United States
Natural gas (Bcf)	51.2	46.8	9%
Oil and condensate (MMBbls)	1.7	1.8	(5%)
International
Natural gas (Bcf)	—	—	—
Oil and condensate (MMBbls)	0.2	0.3	(24%)
Total
Natural gas (Bcf)	51.2	46.8	9%
Oil and condensate (MMBbls)	1.9	2.1	(8%)
Total (Bcfe)	62.6	59.2	6%

Average Realized Prices (B)	3Q06	3Q05	% Change
United States
Natural gas (per Mcf)	$6.21	$7.60	(18%)
Oil and condensate (per Bbl)	$54.21	$47.73	14%
International
Natural gas (per Mcf)	—	—	—
Oil and condensate (per Bbl)	$66.75	$62.27	7%
Total
Natural gas (per Mcf)	$6.21	$7.60	(18%)
Oil and condensate (per Bbl)	$55.70	$49.83	12%
Total (per Mcfe)	$6.77	$7.75	(13%)

(A) Represents volumes sold regardless of when produced.
(B) Average realized prices include the effects of hedging other than contracts that are not designated for hedge accounting. Had we included the effects of these contracts, our average realized price for total gas would have been $7.06 per Mcf and $6.97 per Mcf for the third quarter of 2006 and 2005, respectively. Our total oil and condensate average realized price would have been $52.95 per Bbl and $47.83 per Bbl for the third quarter of 2006 and 2005, respectively. Without the effects of hedging, our average realized prices for the third quarter of 2006 would have been $6.19 per Mcf and $64.18 per barrel.

Stated on a unit of production basis, Newfield’s lease operating expense in the third quarter of 2006 was $0.58 per Mcfe compared to $0.92 per Mcfe in the third quarter of 2005. Lease operating expenses for the third quarter of 2006 include a credit of $34 million, or $0.54 per Mcfe, resulting from the difference between the proceeds received in the third quarter of 2006 from the settlement of all of our insurance claims related to Hurricanes Katrina and Rita and our actual hurricane related expenses incurred to date. Production and other taxes in the third quarter of 2006 were $0.18 per Mcfe compared to $0.30 per Mcfe in the same period of 2005. DD&A expense in the third quarter of 2006 was $2.54 per Mcfe compared to $2.14 per Mcfe in the same period of 2005. G&A expense in the third quarter of 2006 was $0.55 per Mcfe compared to $0.43 per Mcfe in the same period of 2005. G&A expense in the third quarters of 2006 and 2005 is net of capitalized direct internal costs of $12 million.

Capital expenditures in the third quarter of 2006 were $496 million.

Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings stated without the effects of certain items is a non-GAAP financial measure. Earnings without the effects of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effects of these items are more comparable to earnings estimates provided by securities analysts.

Newfield’s consolidated statement of income for the third quarters of 2006 and 2005 includes the effects of these items:
•
commodity derivative income for the third quarter of 2006 is comprised of $209 million of income associated with unrealized changes in the fair market value of open derivative contracts that are not designated for hedge accounting and $38 million of realized gains relating to the settlement of contracts that are not designated for hedge accounting. Commodity derivative expense for the third quarter of 2005 includes a $205 million loss associated with unrealized changes in the fair market value of open derivative contracts that were not designated for hedge accounting and $33 million of realized losses relating to the settlement of contracts that were not designated for hedge accounting.

•	a $34 million credit to LOE in the third quarter of 2006 resulting from the difference between the insurance proceeds received and our actual hurricane related expenses incurred to date.
•	a $6 million ceiling test writedown in the third quarter of 2006 associated with ceasing our exploration efforts in Brazil.
•	a $7 million gain on the sale of the EGB in the third quarter of 2005.

A reconciliation of earnings stated without the effects of certain items to net income is shown below:
	3Q06	3Q05
	(in millions)
Net income	$266	$—
Unrealized commodity derivative (income) expense	(209)	205
Difference between insurance proceeds and actual hurricane related expenses	(34)	—
Ceiling test writedown	6	—
Gain on sale of EGB	—	(7)
Income tax provision adjustment for above items	86	(70)
Earnings stated without the effect of the above items	$115	$128

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	3Q06	3Q05
	(in millions)
Net cash provided by operating activities	$453	$270
Net change in operating assets and liabilities	(86)	26
Net cash provided by operating activities before changes in operating assets and liabilities	$367	$296

Fourth Quarter 2006 Estimates

Natural Gas Production and Pricing The Company’s natural gas production in the fourth quarter of 2006 is expected to be 53 - 55 Bcf (582 - 587 MMcf/d). Based on current prices, Newfield estimates that its realized price for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, will average $0.40 - $0.60 less per MMBtu than the Henry Hub Index. Realized gas prices for the Company’s Mid-Continent production, after basis differentials, transportation and handling charges, typically average $0.70 - $0.80 less per MMBtu than the Henry Hub Index. Hedging gains or losses will affect price realizations.

Crude Oil Production and Pricing The Company’s oil production, including international liftings, in the fourth quarter of 2006 is expected to be 2.3 - 2.5 million barrels (26,100 - 26,300 BOPD). Newfield expects to produce approximately 5,400 BOPD from its international operations offshore Malaysia and China. The timing of international liftings and the availability of refining capacity for our Monument Butte oil production may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains is now averaging $11 - $13 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 - $1.50 per barrel discount to WTI. Oil production from our operations in Malaysia typically sells at a $3.75 - $4.25 discount to Tapis Blend. Initial oil production from our operations in China is expected to sell for a $15 - $18 per barrel discount to WTI. Hedging gains or losses will affect price realizations.

Lease Operating Expense and Production Taxes LOE in the fourth quarter is expected to be $106 - $118 million, which includes approximately $40 million of continuing hurricane related expenses resulting from the 2005 storms. A substantial portion of this amount ($34 million) was received and recorded as a reduction to LOE in the third quarter of 2006. Excluding these charges, LOE is expected to be $1.01 - $1.11 per Mcfe in the fourth quarter of 2006. Production and other taxes in the fourth quarter of 2006 are expected to be $21 - $23 million ($0.31 - $0.35 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity prices, tax rates, service costs, the costs of goods and materials and workover activities.

General and Administrative Expense G&A expense for the fourth quarter of 2006 is expected to be $33 - $37 million ($0.49 - $0.54 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $16 - $17 million. G&A expense includes stock and incentive compensation expense. Incentive compensation expense depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives.

Interest Expense The non-capitalized portion of the Company’s interest expense for the fourth quarter of 2006 is expected to be $21 - $23 million ($0.31 - $0.35 per Mcfe). As of October 24, 2006, Newfield had no outstanding borrowings under its credit arrangements. Long-term debt consists of four separate issuances of notes that in the aggregate total $1.2 billion in principal amount. Capitalized interest for the fourth quarter of 2006 is expected to be about $11 - $12 million.

Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the fourth quarter of 2006 to be about 35 - 39%. About 65-70% of the tax provision is expected to be deferred.

The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication -- @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and the Gulf of Mexico. The Company has international exploration and development projects underway in Malaysia, the U.K. North Sea and China.

**The statements set forth in this release regarding estimated or anticipated fourth quarter results and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors. Newfield’s ability to produce oil and gas from the Gulf of Mexico is dependent on infrastructure (such as host platforms, pipelines and onshore processing facilities) owned by third parties. Much of this infrastructure was damaged by Hurricanes Katrina and Rita. As a result, it is difficult to predict when production will return to pre-storm levels. Other factors include drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte Field in Utah and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com
###

CONSOLIDATED STATEMENT OF INCOME (Unaudited, in millions, except per share data)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005

Oil and gas revenues	$425	$460	$1,246	$1,319

Operating expenses:
Lease operating	36	55	155	150
Production and other taxes	12	18	43	41
Depreciation, depletion and amortization	159	127	434	403
Ceiling test writedown	6	—	6	—
General and administrative	34	25	92	76
Other	(6)	(7)	(11)	(7)
Total operating expenses	241	218	719	663

Income from operations	184	242	527	656

Other income (expenses):
Interest expense	(23)	(17)	(65)	(54)
Capitalized interest	11	11	33	34
Commodity derivative income (expense)	247	(238)	299	(393)
Other	2	2	7	3
	237	(242)	274	(410)

Income before income taxes	421	—	801	246

Income tax provision	155	—	292	82

Net income	$266	$—	$509	$164

Earnings per share:
Basic	$2.10	$—	$4.02	$1.31

Diluted	$2.06	$—	$3.95	$1.29

Weighted average number of shares outstanding for basic earnings per share	126	126	127	125
Weighted average number of shares outstanding for diluted earnings per share	129	126	129	128

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited, in millions)	September 30, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$265	$39
Other current assets	739	501
Total current assets	1,004	540

Oil and gas properties, net (full cost method)	5,272	4,410
Other assets	69	69
Goodwill	62	62
Total assets	$6,407	$5,081

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$937	$670

Other liabilities	215	230
Long-term debt	1,171	870
Asset retirement obligation	223	213
Deferred taxes	915	720
Total long-term liabilities	2,524	2,033

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,182	1,186
Treasury stock	(31)	(27)
Unearned compensation	—	(34)
Accumulated other comprehensive loss	(11)	(44)
Retained earnings	1,805	1,296
Total stockholders’ equity	2,946	2,378
Total liabilities and stockholders’ equity	$6,407	$5,081

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited, in millions)	For the Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$509	$164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	434	403
Deferred taxes	262	14
Stock-based compensation	23	5
Early redemption on senior subordinated notes	8	—
Ceiling test writedown	6	—
Gain on sale of floating production system	—	(7)
Unrealized commodity derivative (income) expense	(226)	357
	1,016	936
Changes in operating assets and liabilities	129	(49)
Net cash provided by operating activities	1,145	887

Cash flows from investing activities:
Net additions to oil and gas properties and other	(1,248)	(766)
Purchases of short-term investments	(541)	—
Redemption of short-term investments	511	—
Insurance recoveries	45	—
Proceeds from sale of oil and gas properties	—	11
Proceeds from sale of floating production system	—	7
Net cash used in investing activities	(1,233)	(748)

Cash flows from financing activities:
Net proceeds (repayments) under credit arrangements	—	(120)
Proceeds from issuance of senior subordinated notes	550	—
Repayment of senior subordinated notes	(250)	—
Proceeds from issuances of common stock, net	9	28
Stock-based compensation excess tax benefit	3	—
Purchases of treasury stock	(3)	—
Net cash provided by (used in) financing activities	309	(92)

Effect of exchange rate changes on cash and cash equivalents	5	(3)

Increase in cash and cash equivalents	226	44
Cash and cash equivalents, beginning of period	39	58

Cash and cash equivalents, end of period	$265	$102